HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of the Year Ending
December 31, 2024 and an Increase in the Quarterly Dividend

ASHEVILLE, N.C., October 24, 2024 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of the year ending December 31, 2024 and an increase in its quarterly cash dividend.
For the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024:
•net income was $13.1 million compared to $12.4 million;
•diluted earnings per share ("EPS") were $0.76 compared to $0.73;
•annualized return on assets ("ROA") was 1.17% compared to 1.13%;
•annualized return on equity ("ROE") was 9.76% compared to 9.58%;
•net interest margin was 4.00% compared to 4.08%;
•provision for credit losses was $3.0 million compared to $4.3 million; and
•quarterly cash dividends continued at $0.11 per share totaling $1.9 million for both periods.
For the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023:
•net income was $40.6 million compared to $36.6 million;
•diluted EPS were $2.37 compared to $2.18;
•annualized ROA was 1.22% compared to 1.15%;
•annualized ROE was 10.39% compared to 10.56%;
•net interest margin was 4.03% compared to 4.29%;
•provision for credit losses was $8.4 million compared to $11.7 million;
•tax-free death benefit proceeds from life insurance were $1.1 million for both periods; and
•cash dividends of $0.33 per share totaling $5.6 million compared to $0.30 per share totaling $5.1 million.
Results for the nine months ended September 30, 2023 include the impact of the merger of Quantum Capital Corp. ("Quantum") into the Company effective February 12, 2023. The addition of Quantum contributed total assets of $656.7 million, including loans of $561.9 million, and $570.6 million of deposits, all reflecting the impact of purchase accounting adjustments. Merger-related expenses of $4.7 million were recognized during the nine months ended September 30, 2023, while a $5.3 million provision for credit losses was recognized during the same period to establish allowances for credit losses on both Quantum's loan portfolio and off-balance-sheet credit exposure.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, reflecting a $0.01, or 9.0%, increase over the previous quarter's dividend. This is the sixth increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on November 27, 2024 to shareholders of record as of the close of business on November 14, 2024.
“We are pleased to report another quarter of strong financial results,” said Hunter Westbrook, President and Chief Executive Officer. “We maintained our top quartile net interest margin, our ninth straight quarter at 4.00% or more. In addition, noninterest income and expense were both in line with prior quarters. Our provision for credit losses of $3.0 million included an additional $2.2 million as a reserve build for the potential impact of Hurricane Helene upon our loan portfolio. We have begun working with our loan customers on payment deferrals of up to six months, and although we aren’t currently aware of any collectability issues, we will continue assessing the impact of the storm upon our customer base.
“As you know, many of the communities we serve were affected by this storm, impacting both our employees and customers. I’d first like to thank our employees who have assisted in maintaining bank operations while also tending to their personal and familial responsibilities. It has been amazing to watch the teamwork, collaboration and personal sacrifice across all areas of the Bank as we remained functionally operational throughout the storm, including our electronic banking services and online operations. Currently, all of our banking locations are open with most of the affected areas in our markets recovering well and operating close to normal. As for our customers in the affected areas, it will take time to assess, react and recover from Hurricane Helene. We are committed to working with them to provide the banking support needed for their businesses and homes.
“Lastly, I am thankful for the Company's financial strength and geographic diversification which we have built over the last decade, with respect to both our employees and customer base, which provides the foundation to overcome unforeseen events such as this storm. We remain optimistic as we work together to continue the recovery.”

WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended September 30, 2024 and June 30, 2024
Net Income.  Net income totaled $13.1 million, or $0.76 per diluted share, for the three months ended September 30, 2024 compared to $12.4 million, or $0.73 per diluted share, for the three months ended June 30, 2024, an increase of $694,000, or 5.6%. Results for the three months ended September 30, 2024 were positively impacted by a decrease of $1.3 million in the provision for credit losses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2024			June 30, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,899,460	$63,305	6.46%	$3,885,222	$62,161	6.43%
Debt securities available for sale	140,246	1,616	4.58	134,334	1,495	4.48
Other interest-earning assets(2)	144,931	1,728	4.74	140,376	1,758	5.04
Total interest-earning assets	4,184,637	66,649	6.34	4,159,932	65,414	6.32
Other assets	264,579			266,983
Total assets	$4,449,216			$4,426,915
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$548,024	$1,278	0.93%	$586,396	$1,445	0.99%
Money market accounts	1,335,798	10,757	3.20	1,298,177	10,221	3.17
Savings accounts	182,618	40	0.09	188,028	41	0.09
Certificate accounts	1,012,765	11,617	4.56	902,864	9,976	4.44
Total interest-bearing deposits	3,079,205	23,692	3.06	2,975,465	21,683	2.93
Junior subordinated debt	10,079	235	9.28	10,054	234	9.36
Borrowings	40,399	648	6.38	87,315	1,331	6.13
Total interest-bearing liabilities	3,129,683	24,575	3.12	3,072,834	23,248	3.04
Noninterest-bearing deposits	719,710			769,016
Other liabilities	65,097			63,503
Total liabilities	3,914,490			3,905,353
Stockholders' equity	534,726			521,562
Total liabilities and stockholders' equity	$4,449,216			$4,426,915
Net earning assets	$1,054,954			$1,087,098
Average interest-earning assets to average interest-bearing liabilities	133.71%			135.38%
Non-tax-equivalent
Net interest income		$42,074			$42,166
Interest rate spread			3.22%			3.28%
Net interest margin(3)			4.00%			4.08%
Tax-equivalent(4)
Net interest income		$42,442			$42,520
Interest rate spread			3.25%			3.32%
Net interest margin(3)			4.03%			4.11%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $368 and $354 for the three months ended September 30, 2024 and June 30, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended September 30, 2024 increased $1.2 million, or 1.9%, compared to the three months ended June 30, 2024, which was driven by a $1.1 million, or 1.8%, increase in loan interest income primarily due to the difference in the number of days in each quarter. Accretion income on acquired loans of $640,000 and $678,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended September 30, 2024 increased $1.3 million, or 5.7%, compared to the three months ended June 30, 2024. The increase was primarily the result of increases in the average balances of money market and certificate accounts, partially offset by a decline in average borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$916	$228	$1,144
Debt securities available for sale	83	38	121
Other interest-earning assets	76	(106)	(30)
Total interest-earning assets	1,075	160	1,235
Interest-bearing liabilities
Interest-bearing checking accounts	(81)	(86)	(167)
Money market accounts	413	123	536
Savings accounts	(1)	—	(1)
Certificate accounts	1,341	300	1,641
Junior subordinated debt	3	(2)	1
Borrowings	(708)	25	(683)
Total interest-bearing liabilities	967	360	1,327
Decrease in net interest income			$(92)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Provision for credit losses
Loans	$2,990	$4,300	$(1,310)	(30)%
Off-balance-sheet credit exposure	(15)	(40)	25	63
Total provision for credit losses	$2,975	$4,260	$(1,285)	(30)%
For the quarter ended September 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $4.1 million during the quarter:
•$0.4 million benefit driven by changes in the loan mix.
•$1.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Included in this change was the addition of a $2.2 million qualitative allocation for the potential impact of Hurricane Helene upon our loan portfolio.
•$1.9 million decrease in specific reserves on individually evaluated loans as we charged-off specific reserves which had previously been established.
For the quarter ended June 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $2.6 million during the quarter:
•$0.1 million provision driven by changes in the loan mix.
•$0.4 million benefit due to changes in the projected economic forecast and changes in qualitative adjustments.
•$2.0 million increase in specific reserves on individually evaluated loans which was proportional to the increase in the associated loan balances which increased from $8.3 million to $16.3 million quarter-over-quarter, concentrated in the equipment finance and SBA portfolios.
For the quarters ended September 30, 2024 and June 30, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended September 30, 2024 increased $169,000, or 2.1%, when compared to the quarter ended June 30, 2024. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,336	$2,354	$(18)	(1)%
Loan income and fees	684	647	37	6
Gain on sale of loans held for sale	1,900	1,828	72	4
Bank owned life insurance ("BOLI") income	828	807	21	3
Operating lease income	1,637	1,591	46	3
Other	897	886	11	1
Total noninterest income	$8,282	$8,113	$169	2%
•Gain on sale of loans held for sale: The increase was primarily driven by residential mortgage loans sold during the period. There were $21.7 million of residential mortgage loans originated for sale which were sold during the current quarter with gains of $479,000 compared to $21.3 million sold with gains of $351,000 in the prior quarter, with the improvement in profitability due to movement in interest rates. There were $54.6 million of HELOCs sold for a gain of $414,000 compared to $32.9 million sold with gains of $457,000 in the prior quarter. There were $12.9 million in sales of the guaranteed portion of SBA commercial loans with gains of $1.0 million for the quarter compared to $12.7 million sold and gains of $1.1 million for the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a gain of $18,000 for the quarter ended September 30, 2024 versus a loss of $58,000 for the quarter ended June 30, 2024.
Noninterest Expense.  Noninterest expense for the three months ended September 30, 2024 increased $375,000, or 1.2%, when compared to the three months ended June 30, 2024. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$17,082	$16,608	$474	3%
Occupancy expense, net	2,436	2,419	17	1
Computer services	3,192	3,116	76	2
Telephone, postage and supplies	547	580	(33)	(6)
Marketing and advertising	408	606	(198)	(33)
Deposit insurance premiums	589	531	58	11
Core deposit intangible amortization	567	567	—	—
Other	5,764	5,783	(19)	—
Total noninterest expense	$30,585	$30,210	$375	1%
•Salaries and employee benefits: The quarter-over-quarter increase was primarily the result of executive pay increases effective this quarter and additional stock incentive expense associated with the vesting of performance-based equity awards.
•Marketing and advertising: The decrease in expense was the result of both differences in the timing of when expenses were incurred quarter-over-quarter as well as a reduction in traditional media advertising (print, billboards, etc.) in favor of digital platforms at lower costs.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended September 30, 2024 and June 30, 2024 were 21.9% and 21.4%, respectively.
Comparison of Results of Operations for the Nine Months Ended September 30, 2024 and September 30, 2023
Net Income.  Net income totaled $40.6 million, or $2.37 per diluted share, for the nine months ended September 30, 2024 compared to $36.6 million, or $2.18 per diluted share, for the nine months ended September 30, 2023, an increase of $4.0 million, or 11.0%. The results for the nine months ended September 30, 2024 were positively impacted by a decrease of $3.3 million in the provision for credit losses, a $1.4 million increase in noninterest income, and a $2.6 million decrease in noninterest expense, partially offset by a $2.0 million decrease in net interest income and a $1.3 million increase in income tax expense. Details of the changes in the various components of net income are further discussed below.

Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	September 30, 2024			September 30, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,883,040	$185,418	6.38%	$3,684,518	$162,526	5.90%
Debt securities available for sale	133,779	4,424	4.42	155,884	3,780	3.24
Other interest-earning assets(2)	138,956	5,576	5.36	137,065	5,356	5.22
Total interest-earning assets	4,155,775	195,418	6.28	3,977,467	171,662	5.77
Other assets	276,516			266,867
Total assets	$4,432,291			$4,244,334
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$574,954	$4,149	0.96%	$627,200	$3,241	0.69%
Money market accounts	1,305,217	30,642	3.14	1,206,119	18,604	2.06
Savings accounts	187,447	124	0.09	218,683	143	0.09
Certificate accounts	934,702	30,778	4.40	649,755	14,967	3.08
Total interest-bearing deposits	3,002,320	65,693	2.92	2,701,757	36,955	1.83
Junior subordinated debt	10,054	705	9.37	8,428	563	8.93
Borrowings	76,823	3,550	6.17	158,965	6,634	5.58
Total interest-bearing liabilities	3,089,197	69,948	3.02	2,869,150	44,152	2.06
Noninterest-bearing deposits	766,110			857,315
Other liabilities	55,217			54,513
Total liabilities	3,910,524			3,780,978
Stockholders' equity	521,767			463,356
Total liabilities and stockholders' equity	$4,432,291			$4,244,334
Net earning assets	$1,066,578			$1,108,317
Average interest-earning assets to average interest-bearing liabilities	134.53%			138.63%
Non-tax-equivalent
Net interest income		$125,470			$127,510
Interest rate spread			3.26%			3.71%
Net interest margin(3)			4.03%			4.29%
Tax-equivalent
Net interest income		$126,542			$128,413
Interest rate spread			3.30%			3.74%
Net interest margin(3)			4.07%			4.32%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,072 and $903 for the nine months ended September 30, 2024 and September 30, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the nine months ended September 30, 2024 increased $23.8 million, or 13.8%, compared to the nine months ended September 30, 2023, which was driven by a $22.9 million, or 14.1%, increase in interest income on loans. Accretion income on acquired loans of $2.0 million and $1.7 million was recognized during the same periods, respectively, and was included in interest income on loans. The overall increase in average yield on interest-earning assets was the result of both higher average balances and rising interest rates.
Total interest expense for the nine months ended September 30, 2024 increased $25.8 million, or 58.4%, compared to the nine months ended September 30, 2023. The change was primarily the result of increases in the cost of funds across all funding sources driven by higher market interest rates and increases in the average balances of money market and certificate accounts, partially offset by a decline in average borrowings outstanding.

The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$8,927	$13,965	$22,892
Debt securities available for sale	(532)	1,176	644
Other interest-earning assets	79	141	220
Total interest-earning assets	8,474	15,282	23,756
Interest-bearing liabilities
Interest-bearing checking accounts	(266)	1,174	908
Money market accounts	1,557	10,481	12,038
Savings accounts	(20)	1	(19)
Certificate accounts	6,592	9,219	15,811
Junior subordinated debt	109	33	142
Borrowings	(3,425)	341	(3,084)
Total interest-bearing liabilities	4,547	21,249	25,796
Decrease in net interest income			$(2,040)
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Nine Months Ended
(Dollars in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Provision for credit losses
Loans	$8,435	$12,120	$(3,685)	(30)%
Off-balance-sheet credit exposure	(35)	(385)	350	91
Total provision for credit losses	$8,400	$11,735	$(3,335)	(28)%
For the nine months ended September 30, 2024, the "loans" portion of the provision for credit losses was the result of net charge-offs of $8.9 million during the period, partially offset by a $0.4 million benefit due to changes in the loan mix.
For the nine months ended September 30, 2023, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $3.9 million during the period:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$3.0 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.3 million increase in specific reserves on individually evaluated credits.
For the nine months ended September 30, 2024 and September 30, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the nine months ended September 30, 2024 increased $1.4 million, or 5.8%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$6,839	$6,967	$(128)	(2)%
Loan income and fees	2,009	1,913	96	5
Gain on sale of loans held for sale	5,185	4,213	972	23
BOLI income	3,470	2,844	626	22
Operating lease income	5,087	4,515	572	13
Gain (loss) on sale of premises and equipment	(9)	982	(991)	(101)
Other	2,625	2,391	234	10
Total noninterest income	$25,206	$23,825	$1,381	6%
•Gain on sale of loans held for sale: The increase in the gain on sale of loans held for sale was primarily driven by residential mortgage and SBA loans sold during the period. During the nine months ended September 30, 2024, there were $58.3 million of residential mortgage loans originated for sale which were sold with gains of $1.1 million compared to $48.7 million sold with gains of $633,000 for the corresponding period in the prior year, with the improvement in profitability due to movement in interest rates. There were $38.5 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.1 million compared to $41.1 million sold and gains of $2.6 million for the corresponding period in the prior year. There were $95.4 million of HELOCs sold during the current period for a gain of $887,000 compared to $66.4 million sold and gains of $552,000 for the corresponding period in the prior year. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a gain of $15,000 for the nine months ended September 30, 2024 versus a gain of $426,000 for the nine months ended September 30, 2023.
•BOLI income: The increase was due to higher yielding policies as a result of restructuring the portfolio at the end of the prior calendar year.
•Operating lease income: The increase in operating lease income was the result of $1.7 million in additional contractual earnings on a higher average outstanding balance of the associated contracts, partially offset by losses incurred on previously leased equipment, where we recognized a net loss of $1.3 million for the nine months ended September 30, 2024 versus a net loss of $210,000 in the same period last year.
•Gain (loss) on sale of premises and equipment: During the nine months ended September 30, 2023, two properties were sold for a combined gain of $982,000. No material disposal activity occurred during the nine months ended September 30, 2024.
Noninterest Expense.  Noninterest expense for the nine months ended September 30, 2024 decreased $2.6 million, or 2.8%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$50,666	$49,436	$1,230	2%
Occupancy expense, net	7,292	7,556	(264)	(3)
Computer services	9,396	9,386	10	—
Telephone, postage and supplies	1,712	1,942	(230)	(12)
Marketing and advertising	1,659	1,555	104	7
Deposit insurance premiums	1,674	1,878	(204)	(11)
Core deposit intangible amortization	1,896	2,324	(428)	(18)
Merger-related expenses	—	4,741	(4,741)	(100)
Other	16,364	14,490	1,874	13
Total noninterest expense	$90,659	$93,308	$(2,649)	(3)%
•Salaries and employee benefits: The increase was primarily the result of pay increases, partially offset by reductions in incentive pay.
•Core deposit intangible amortization: The intangible recorded associated with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.
•Merger-related expenses: The prior period included expenses associated with the Company's merger with Quantum. No such expenses were incurred in the nine months ended September 30, 2024.
•Other: The increase period-over-period was primarily driven by $1.7 million of additional depreciation expense on equipment subject to operating leases.
Income Taxes. The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the nine months ended September 30, 2024 and September 30, 2023 were 21.3% and 21.0%, respectively.

Balance Sheet Review
Total assets decreased by $35.3 million to $4.6 billion and total liabilities decreased by $75.5 million to $4.1 billion, respectively, at September 30, 2024 as compared to December 31, 2023. The majority of these changes were the result of an increase in deposits, which, combined with the collection of BOLI redemption proceeds and cash and cash equivalents, were used to fund growth in loans and pay down borrowings.
Stockholders' equity increased $40.1 million to $540.0 million at September 30, 2024 as compared to December 31, 2023. Activity within stockholders' equity included $40.6 million in net income and $4.5 million in stock-based compensation and stock option exercises, partially offset by $5.6 million in cash dividends declared. In addition, the improvement in the accumulated other comprehensive income was driven by a $1.6 million reduction of the unrealized loss on available for sale securities as a result of a decrease in market interest rates.
As of September 30, 2024, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $48.1 million, or 1.30% of total loans, at September 30, 2024 compared to $48.6 million, or 1.34% of total loans, at December 31, 2023. The drivers of this change are discussed in the "Comparison of Results of Operations for the Nine Months Ended September 30, 2024 and September 30, 2023 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $8.9 million for the nine months ended September 30, 2024 compared to $3.9 million for the same period last year. As discussed in previous quarters, the increase in net charge-offs has been concentrated in our equipment finance portfolio, primarily smaller over-the-road truck loans, with net charge-offs of $5.1 million during the nine months ended September 30, 2024. In response, during the first quarter of calendar year 2024 the Company elected to cease further originations within the transportation sector of equipment finance loans. In spite of the increase, annualized net charge-offs as a percentage of average assets for the loan portfolio as a whole were 0.31% for the nine months ended September 30, 2024, in line with the Company's historical experience, as compared to 0.14% for the nine months ended September 30, 2023.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, increased by $10.4 million, or 54.0%, to $29.8 million, or 0.64% of total assets, at September 30, 2024 compared to $19.3 million, or 0.41% of total assets, at December 31, 2023. Consistent with the change in net charge-offs, equipment finance loans made up the largest portion of nonperforming assets at $8.5 million and $6.5 million, respectively, at these same dates. In addition, owner occupied commercial real estate totaled $7.2 million and $912,000, respectively, at these same dates. These increases were mainly the result of a $3.1 million medical equipment relationship and $5.1 million owner occupied commercial real estate (OO CRE) relationship; however, in both cases losses are not currently anticipated. The ratio of nonperforming loans to total loans was 0.78% at September 30, 2024 compared to 0.53% at December 31, 2023.
The ratio of classified assets to total assets increased to 0.99% at September 30, 2024 from 0.90% at December 31, 2023 as classified assets increased $4.1 million, or 9.8%, to $46.1 million at September 30, 2024 compared to $42.0 million at December 31, 2023. The largest portfolios of classified assets at September 30, 2024 included $11.7 million of non-owner occupied commercial real estate loans, $8.4 million of equipment finance loans, $7.1 million of SBA loans, $6.0 million of 1-4 family residential real estate loans, and $6.0 million of OO CRE loans.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of September 30, 2024, the Company had assets of $4.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville and Morristown), Southwest Virginia (the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; natural disasters, including the effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023(1)	September 30, 2023
Assets
Cash	$18,980	$18,382	$16,134	$18,307	$18,090
Interest-bearing deposits	274,497	275,808	364,359	328,833	306,924
Cash and cash equivalents	293,477	294,190	380,493	347,140	325,014
Certificates of deposit in other banks	29,290	32,131	33,625	34,722	35,380
Debt securities available for sale, at fair value	140,552	134,135	120,807	126,950	134,348
FHLB and FRB stock	18,384	19,637	13,691	18,393	19,612
SBIC investments, at cost	15,489	15,462	14,568	13,789	14,586
Loans held for sale, at fair value	2,968	1,614	2,764	3,359	4,616
Loans held for sale, at the lower of cost or fair value	189,722	224,976	220,699	198,433	200,834
Total loans, net of deferred loan fees and costs	3,698,892	3,701,454	3,648,152	3,640,022	3,659,914
Allowance for credit losses – loans	(48,131)	(49,223)	(47,502)	(48,641)	(47,417)
Loans, net	3,650,761	3,652,231	3,600,650	3,591,381	3,612,497
Premises and equipment, net	69,603	69,880	70,588	70,937	72,463
Accrued interest receivable	17,523	18,412	16,944	16,902	16,513
Deferred income taxes, net	10,100	10,512	11,222	11,796	9,569
BOLI	90,021	89,176	88,369	88,257	106,059
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	7,162	7,730	8,297	9,059	9,918
Other assets	68,130	66,667	67,183	107,404	56,477
Total assets	$4,637,293	$4,670,864	$4,684,011	$4,672,633	$4,651,997
Liabilities and stockholders' equity
Liabilities
Deposits	$3,761,588	$3,707,779	$3,799,807	$3,661,373	$3,640,961
Junior subordinated debt	10,096	10,070	10,045	10,021	9,995
Borrowings	260,013	364,513	291,513	433,763	452,263
Other liabilities	65,592	64,874	69,473	67,583	64,367
Total liabilities	4,097,289	4,147,236	4,170,838	4,172,740	4,167,586
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	175	175	175	174	174
Additional paid in capital	175,495	172,907	172,919	172,366	171,663
Retained earnings	368,383	357,147	346,598	333,401	321,799
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,099)	(4,232)	(4,364)	(4,497)	(4,629)
Accumulated other comprehensive income (loss)	50	(2,369)	(2,155)	(1,551)	(4,596)
Total stockholders' equity	540,004	523,628	513,173	499,893	484,411
Total liabilities and stockholders' equity	$4,637,293	$4,670,864	$4,684,011	$4,672,633	$4,651,997
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,514,922 at September 30, 2024; 17,437,326 at June 30, 2024; 17,444,787 at March 31, 2024; 17,387,069 at December 31, 2023; and 17,380,307 at September 30, 2023.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Interest and dividend income
Loans	$63,305	$62,161	$185,418	$162,526
Debt securities available for sale	1,616	1,495	4,424	3,780
Other investments and interest-bearing deposits	1,728	1,758	5,576	5,356
Total interest and dividend income	66,649	65,414	195,418	171,662
Interest expense
Deposits	23,692	21,683	65,693	36,955
Junior subordinated debt	235	234	705	563
Borrowings	648	1,331	3,550	6,634
Total interest expense	24,575	23,248	69,948	44,152
Net interest income	42,074	42,166	125,470	127,510
Provision for credit losses	2,975	4,260	8,400	11,735
Net interest income after provision for credit losses	39,099	37,906	117,070	115,775
Noninterest income
Service charges and fees on deposit accounts	2,336	2,354	6,839	6,967
Loan income and fees	684	647	2,009	1,913
Gain on sale of loans held for sale	1,900	1,828	5,185	4,213
BOLI income	828	807	3,470	2,844
Operating lease income	1,637	1,591	5,087	4,515
Gain (loss) on sale of premises and equipment	—	—	(9)	982
Other	897	886	2,625	2,391
Total noninterest income	8,282	8,113	25,206	23,825
Noninterest expense
Salaries and employee benefits	17,082	16,608	50,666	49,436
Occupancy expense, net	2,436	2,419	7,292	7,556
Computer services	3,192	3,116	9,396	9,386
Telephone, postage and supplies	547	580	1,712	1,942
Marketing and advertising	408	606	1,659	1,555
Deposit insurance premiums	589	531	1,674	1,878
Core deposit intangible amortization	567	567	1,896	2,324
Merger-related expenses	—	—	—	4,741
Other	5,764	5,783	16,364	14,490
Total noninterest expense	30,585	30,210	90,659	93,308
Income before income taxes	16,796	15,809	51,617	46,292
Income tax expense	3,684	3,391	11,020	9,712
Net income	$13,112	$12,418	$40,597	$36,580

Per Share Data

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net income per common share(1)
Basic	$0.77	$0.73	$2.38	$2.19
Diluted	$0.76	$0.73	$2.37	$2.18
Average shares outstanding
Basic	16,931,793	16,883,028	16,891,619	16,532,335
Diluted	17,027,824	16,904,098	16,938,328	16,553,319
Book value per share at end of period	$30.83	$30.03	$30.83	$27.87
Tangible book value per share at end of period(2)	$28.57	$27.73	$28.57	$25.47
Cash dividends declared per common share	$0.11	$0.11	$0.33	$0.30
Total shares outstanding at end of period	17,514,922	17,437,326	17,514,922	17,380,307
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.17%	1.13%	1.22%	1.15%
Return on equity (ratio of net income to average equity)	9.76	9.58	10.39	10.56
Yield on earning assets	6.34	6.32	6.28	5.77
Rate paid on interest-bearing liabilities	3.12	3.04	3.02	2.06
Average interest rate spread	3.22	3.28	3.26	3.71
Net interest margin(2)	4.00	4.08	4.03	4.29
Average interest-earning assets to average interest-bearing liabilities	133.71	135.38	134.53	138.63
Noninterest expense to average total assets	2.73	2.74	2.73	2.94
Efficiency ratio	60.74	60.08	60.17	61.66
Efficiency ratio – adjusted(3)	60.30	59.66	60.19	58.98
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Asset quality ratios
Nonperforming assets to total assets(1)	0.64%	0.54%	0.43%	0.41%	0.25%
Nonperforming loans to total loans(1)	0.78	0.68	0.55	0.53	0.32
Total classified assets to total assets	0.99	0.91	0.80	0.90	0.76
Allowance for credit losses to nonperforming loans(1)	166.51	194.80	235.18	251.60	400.41
Allowance for credit losses to total loans	1.30	1.33	1.30	1.34	1.30
Net charge-offs to average loans (annualized)	0.42	0.27	0.24	0.29	0.27
Capital ratios
Equity to total assets at end of period	11.64%	11.21%	10.96%	10.70%	10.41%
Tangible equity to total tangible assets(2)	10.88	10.44	10.18	9.91	9.60
Average equity to average assets	12.02	11.78	11.51	11.03	10.84
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2024, $8.7 million, or 30.4%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial real estate loans
Construction and land development	$300,905	$316,050	$304,727	$305,269	$352,143
Commercial real estate – owner occupied	544,689	545,631	532,547	536,545	526,534
Commercial real estate – non-owner occupied	881,340	892,653	881,143	875,694	880,348
Multifamily	114,155	92,292	89,692	88,623	83,430
Total commercial real estate loans	1,841,089	1,846,626	1,808,109	1,806,131	1,842,455
Commercial loans
Commercial and industrial	286,809	266,136	243,732	237,255	237,366
Equipment finance	443,033	461,010	462,649	465,573	470,387
Municipal leases	158,560	152,509	151,894	150,292	147,821
Total commercial loans	888,402	879,655	858,275	853,120	855,574
Residential real estate loans
Construction and land development	63,016	70,679	85,840	96,646	103,381
One-to-four family	627,845	621,196	605,570	584,405	560,399
HELOCs	194,909	188,465	184,274	185,878	185,289
Total residential real estate loans	885,770	880,340	875,684	866,929	849,069
Consumer loans	83,631	94,833	106,084	113,842	112,816
Total loans, net of deferred loan fees and costs	3,698,892	3,701,454	3,648,152	3,640,022	3,659,914
Allowance for credit losses – loans	(48,131)	(49,223)	(47,502)	(48,641)	(47,417)
Loans, net	$3,650,761	$3,652,231	$3,600,650	$3,591,381	$3,612,497
Deposits

(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Core deposits
Noninterest-bearing accounts	$684,501	$683,346	$773,901	$784,950	$827,362
NOW accounts	534,517	561,789	600,561	591,270	602,804
Money market accounts	1,345,289	1,311,940	1,308,467	1,246,807	1,195,482
Savings accounts	179,762	185,499	191,302	194,486	202,971
Total core deposits	2,744,069	2,742,574	2,874,231	2,817,513	2,828,619
Certificates of deposit	1,017,519	965,205	925,576	843,860	812,342
Total	$3,761,588	$3,707,779	$3,799,807	$3,661,373	$3,640,961

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Noninterest expense	$30,585	$30,210	$90,659	$93,308
Less: merger expense	—	—	—	4,741
Noninterest expense – adjusted	$30,585	$30,210	$90,659	$88,567

Net interest income	$42,074	$42,166	$125,470	$127,510
Plus: tax-equivalent adjustment	368	354	1,072	903
Plus: noninterest income	8,282	8,113	25,206	23,825
Less: BOLI death benefit proceeds in excess of cash surrender value	—	—	1,143	1,092
Less: loss (gain) on sale of premises and equipment	—	—	(9)	982
Net interest income plus noninterest income – adjusted	$50,724	$50,633	$150,614	$150,164

Efficiency ratio	60.74%	60.08%	60.17%	61.66%
Efficiency ratio – adjusted	60.30%	59.66%	60.19%	58.98%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total stockholders' equity	$540,004	$523,628	$513,173	$499,893	$484,411
Less: goodwill, core deposit intangibles, net of taxes	39,626	40,063	40,500	41,086	41,748
Tangible book value	$500,378	$483,565	$472,673	$458,807	$442,663
Common shares outstanding	17,514,922	17,437,326	17,444,787	17,387,069	17,380,307
Book value per share	$30.83	$30.03	$29.42	$28.75	$27.87
Tangible book value per share	$28.57	$27.73	$27.10	$26.39	$25.47
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Tangible equity(1)	$500,378	$483,565	$472,673	$458,807	$442,663
Total assets	4,637,293	4,670,864	4,684,011	4,672,633	4,651,997
Less: goodwill, core deposit intangibles, net of taxes	39,626	40,063	40,500	41,086	41,748
Total tangible assets	$4,597,667	$4,630,801	$4,643,511	$4,631,547	$4,610,249

Tangible equity to tangible assets	10.88%	10.44%	10.18%	9.91%	9.60%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.